Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Jumia Technologies AG for the registration of American Depositary Shares and to the incorporation by reference therein of our reports dated May 16, 2023, with respect to the consolidated financial statements of Jumia Technologies AG, and the effectiveness of internal control over financial reporting of Jumia Technologies AG, included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young S.A.
Luxembourg, Grand Duchy of Luxembourg
August 15, 2023